Exhibit 99.2

CONSENT OF FINANCIAL STRATEGIES CONSULTING GROUP LLC

We hereby consent to the inclusion of the references in Amendment No. 2 to the Registration Statement on Form S-1 of Medidata Solutions, Inc., a Delaware corporation (the “Company”), relating to the proposed initial public offering of shares of the Company’s common stock (as amended from time to time, the “Registration Statement”), concerning our role as an independent appraiser with respect to the Company’s assessment of the fair market value of the Company’s common stock.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The analyses and conclusions should not be construed, in whole or in part, as investment advice by anyone.

Dated: May 15, 2009

FINANCIAL STRATEGIES CONSULTING GROUP LLC

By:	/S/ GREGORY S. ANSEL
Name:	Gregory S. Ansel
Title:	Principal